
                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                                    Washington, D. C. 20549

                                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(   ) Check here if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instruction 1(b).
-------------------------------------------------------------------------------------------------------------------------
-----------
|                                                     |                                       |
|
|1 Name and Address of Reporting Person *             |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of
Reporting         |
|                                                     |                                       | Person(s) to Issuer
|
|  Palmen     Jan                                     |Innodata Corporation INOD              |       (Check All
Applicable)       |
|                                                     |---------------------------------------| (   ) Director      (   )
10% Owner|
| (Last)               (First)                (Middle)|3 IRS or Social  |4 Statement for      | ( X ) Officer       (   )
Other    |
|                                                     | Security Number | Month/Year          | (Give Title below)
(Specify below)|
|  2900 Faraday Street                                | of Reporting    |                     |
|
|                    (Street 1)                       | Person          |           Jan 2001  | Vice President - Sales
|
|                                                     |   (Voluntary)   |---------------------|--------------------------
----------|
|  South Super Highway                                |                 |5 If Amendment,      |7 Individual or
Joint/Group Filing  |
|                    (Street 2)                       |                 | Date of Original    |       (Check Applicable)
|
|                                                     |                 |     (Month/Year)    | Form filed by:
|
|  Makati, The Philippines                            |                 |                     |  (X) One Reporting Person
|
| (City)                              (State)   (Zip) |                 |                     |  ( ) More Than One
Reporting Person|
-------------------------------------------------------------------------------------------------------------------------
-----------

                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------
-----------
|1 Title of Security             |2 Trans- |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership|7 Nature of
Indirect    |
|  (Instruction 3)               | action  | action   | (A) or Disposed of (D) | Securities   | Form:     | Beneficial
Ownership   |
|                                | Date    | Code     | (Instructions 3, 4, 5) | Beneficially | Direct(D) |
(Instruction 4)     |
|                                | (Month/ | (Instr 8)|------------------------| Owned at     |    or     |
|
|                                |  Day)   |----------|  Amount   |(A)| Price  | End of Month |Indirect(I)|
|
|                                |  Year)  | Code | V |           |(D)|        |(Instrs 3, 4) | (Instr 4) |
|
|--------------------------------|---------|------|---|-----------|---|--------|--------------|-----------|--------------
----------|
|                                |         |      |   |           |   |        |              |           |
|
-------------------------------------------------------------------------------------------------------------------------
-----------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC
1474 (7-96)


                                                             FORM 4 (Continued)
-------------------------------------------------------------------------------------------------------------------------
----------

                            Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (Puts, Calls, Warrants, Options, Convertible Securities)
-------------------------------------------------------------------------------------------------------------------------
-----------
|            |        |        |        |                 |                 |                  |        |        |
|         |
|1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-
|11 Nature|
| Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-
|ership:| of      |
| Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct
|Indirect |
| (Instr 3)  | or     | (Month/| (Instr | Acquired (A) or | (Month/Day/Year)|(Instructions 3,4)| vative |Secur-  |(D) or
|Ownership|
|            | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-
|(Instr 4)|
|            | cise   | Year)  |        |(Instrs 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned
at|rect(I)|         |
|            | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr  |End of  |(Instr
|         |
|            |        |        |Code| V |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Month   |   4)
|         |
|            |        |        |    |   |        |        |        |        |         |Shares  |        |(Instr4)|
|         |
|------------|--------|--------|----|---|--------|--------|--------|--------|---------|--------|--------|--------|-------
|---------|
|Stock       |   10.88| 1/2/01 |   A|   | 50,000 |        |    *   |1/1/06  |Common   |  50,000|        | 156,000|   D
|         |
|Options     |        |        |    |   |        |        |        |        |Stock    |        |        |        |
|         |
-------------------------------------------------------------------------------------------------------------------------
-----------

Explanation of Responses:

* Vests linear over four years, exercisable after 1/1/02.
                                                                                        Jan Palmen
2/9/01
                                                                            _____________________________________
___________
                                                                              **  Signature of Reporting Person
Date

**  Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC
1474 (7-96)